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                                                                      EXHIBIT 5


                           September 10, 1998



USA Detergents, Inc.
1735 Jersey Avenue
North Brunswick, New Jersey 09802

Dear Sirs:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on behalf of USA Detergents, Inc. (the "Company"), relating to an additional 611,065 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), to be issued under the USA Detergents, Inc. 1995 Stock Option Plan (the "Plan").

         As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement, which is incorporated by reference from the Company's Registration Statement on Form S-8 (File No. 33-98988) filed with the Commission on November 3, 1995. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                               Very truly yours,


                               /s/ FULBRIGHT & JAWORSKI L.L.P.